[LETTERHEAD OF CALYPTE BIOMEDICAL CORPORATION]

                                  NEWS RELEASE

--------------------------------------------------------------------------------


Company Contact:                                     Investor Relations Contact:
Theodore R Gwin, Chief Financial Officer             Tim Clemensen,
(971) 204-0282  Rubenstein Investor Relations
email:tgwin@calypte.com                              Phone: (212) 843-9337
email:tclemensen@rubensteinir.com

                    Calypte Invests in Chinese Joint Venture
                 Acquires GMP Manufacturing Facilities in China


Lake Oswego, OR - March 30, 2006 - Calypte Biomedical Corporation (AMEX: HIV) (the "Company") announced today that it has acquired a 51% equity interest in Beijing Marr Bio-Pharmaceutical Co., Ltd. (the "Joint Venture"), a wholly foreign-owned enterprise existing under the laws of the People's Republic of China ("China"). The remaining 49% equity interest in Beijing Marr is owned by Marr Technologies Asia Limited, an affiliate of Marr Technologies BV, the Company's largest stockholder.

As a result of this acquisition, the Company has acquired rights to manufacturing facilities and other assets necessary for the production of its AwareTM line of HIV-1/2 rapid test products in China. The Joint Venture has begun the process of renovating the manufacturing facilities to meet the production needs of the AwareTM HIV-1/2 rapid oral fluid (OMT) diagnostic test, which is currently under evaluation by the Chinese State Food and Drug Administration ("SFDA"). The Joint Venture also obtained a Chinese Certificate of GMP for Pharmaceutical Products, issued in its name, which must be renewed by June 18, 2006 following the renovations.

The Joint Venture assets include a 2,100-m(2) GMP manufacturing facility located on a 24,000-m(2) site that also contains additional office and warehouse buildings. The Joint Venture acquired these facilities as part of an asset acquisition from Beijing Yaohua Bio-Technology Ltd. The acquisition also includes the rights to 17 diagnostic test products approved by the SFDA, including a rapid HIV-1/2 blood test and other diagnostic tests including various sexually transmitted diseases ("STDs").

Roger I. Gale, Calypte's Chairman and CEO, stated, "We view this acquisition as a crucial milestone in our global strategy. We have completed clinical trials and submitted our application of the AwareTM HIV-1/2 rapid oral fluid (OMT) diagnostic test for approval by the SFDA. We are now well on our way to having the facilities and manufacturing licenses we need to deliver substantive sales in China."

About China:

China has a population of approximately 1.4 billion. According to a joint China, World Health Organization and UNAIDS epidemiological survey there were a reported 650,000 adults and children in China living with HIV/AIDS in 2005. China is instituting prominent HIV/AIDS awareness and education programs, and establishing programs to guarantee universal access to treatment. New laws in China include mandatory testing of all military recruits and higher education students. The 2005 prevention budgets of central and local governments as well as the Chinese Ministry of Health now exceed $100 million.

About Calypte Biomedical:

Calypte Biomedical Corporation is a U.S.-based healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases such as the HIV-1 BED Incidence EIA and new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases, several of which do not require blood samples. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB/A (No. 2) for the year ended December 31, 2004 and its subsequent filings with the SEC.